Exhibit 99.1

FOR IMMEDIATE RELEASE

CareTrust REIT, Inc. Announces Closing of New $300 million Unsecured Revolving Credit Facility

SAN CLEMENTE, CA, August 6, 2015. CareTrust REIT, Inc. (Nasdaq:CTRE) announced today that it has closed on a new unsecured revolving credit facility. The new unsecured facility increases the Company’s borrowing capacity to $300 million, doubling the $150 million under its old secured credit facility, and includes an accordion feature allowing for an additional $200 million of capacity, subject to customary terms and conditions, resulting in potential borrowing capacity of up to $500 million.

“For us this new facility, with its increased size and greater flexibility, not only represents a significant vote of confidence from the financial community, but more importantly better supports our growth and investment objectives,” said Greg Stapley, CareTrust’s Chairman and Chief Executive Officer. Noting that the company has an active and growing investment pipeline, he added, “Best of all, the unsecured line’s size and ease of administration frees management to spend more time pursuing additional growth opportunities – both large and small – and allows us to do so with greater efficiency and transactional certainty.”

The new unsecured revolving credit facility has a maturity date of August 5, 2019, and includes two six-month extension options. Borrowings under the unsecured facility bear interest on the outstanding principal at LIBOR plus 1.75%—2.40%, with an unused fee of 0.15% or 0.25% per annum depending on usage. In addition, if the Company’s senior long term unsecured debt receives an investment grade rating from either S&P or Moody’s, the Company may elect to further reduce the interest rate on borrowings.

The new unsecured revolving credit facility was arranged by KeyBanc Capital Markets Inc., Raymond James Bank, NA, and BMO Capital Markets as Joint Lead Arrangers and Book Managers. KeyBank National Association is the Administrative Agent. Raymond James Bank, NA and BMO Capital Markets were the Co-Syndication Agents and Barclays Bank PLC and RBC Capital Markets were the Co-Documentation Agents. Other lenders included Fifth Third Bank, Wells Fargo Bank N.A., and First Bank, a Missouri State Chartered Bank.

About CareTrustTM

CareTrust REIT, Inc. is a real estate investment company that is engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. CareTrust is organized and conducts its operations to qualify as a REIT for U.S. federal income tax purposes. With 104 net-leased healthcare properties and three operated seniors housing properties in 14 states, CareTrust is pursuing opportunities nationwide to acquire additional properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust is available at http://www.CareTrustREIT.com.

Contact Information

CareTrust REIT, Inc. (949) 542-3130, ir@caretrustreit.com

SOURCE: CareTrust REIT, Inc.